THIRD AMENDMENT TO OFFICE LEASE
This THIRD AMENDMENT TO OFFICE LEASE (“Third Amendment”) is made and entered into on the 27th day of April, 2026 (the “Effective Date”), by and between 177 COLORADO OWNER LLC, a Delaware limited liability company (“Landlord”), and ARROWHEAD PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
R E C I T A L S :
A.    Landlord and Tenant entered into that certain Office Lease dated as of April 17, 2019 (the “Original Lease”), as amended by that certain Notice of Lease Term Dates dated as of October 22, 2019 (the “2019 Commencement Memo”), that certain First Amendment to Office Lease dated as of October 23, 2020 (the “First Amendment”), that certain Notice of Lease Term Dates dated as of June 17, 2021 (the “2021 Commencement Memo”), that certain letter agreement dated as of March 9, 2023 (the “Letter Agreement”), and that certain Second Amendment to Office Lease dated as of April 12, 2023 (the “Second Amendment”, and together with the Original Lease, the 2019 Commencement Memo, the First Amendment, the 2021 Commencement Memo, and the Letter Agreement, the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord approximately 48,868 RSF (subject to the terms of Section 2, below) of space located on the sixth (6th) and seventh (7th) floors, commonly known as Suites 600 and 700 (collectively, the “Existing Premises”), in that certain building located at 177 E. Colorado Boulevard, Pasadena, California (the “Building”).
B.    Landlord and Tenant desire to (i) extend the Lease Term , (ii)  expand the Existing Premises to include that certain space consisting of approximately 24,824 RSF of space, commonly known as Suite 300, on the third (3rd) floor of the Building, and approximately 24,752 RSF, commonly known as Suite 400, on the fourth (4th) floor of the Building (collectively, the “Expansion Premises”), as delineated on Exhibit A attached hereto and made a part hereof, and (iii) otherwise amend the Lease on the terms and conditions set forth in this Third Amendment.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. As of the Effective Date, all of the references to the “Lease” in the Lease and this Third Amendment shall mean the Lease, as modified by this Third Amendment; and all capitalized terms used herein shall have the same respective meanings as are given such terms in the Lease, unless expressly provided otherwise in this Third Amendment.
2.Remeasurement of Existing Premises and Building. Notwithstanding anything to the contrary set forth in the Lease, Landlord and Tenant acknowledge and agree that Landlord has remeasured the Existing Premises and the Building and that according to such remeasurement, for all purposes hereunder, including the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), effective as of the “Expansion Commencement Date,”

as that term is defined in Section 3.1 below, the Existing Premises shall be deemed to contain approximately 48,877 RSF in the aggregate, consisting of approximately 24,438 RSF on the sixth (6th) floor and approximately 24,439 RSF on the seventh (7th) floor, and (ii) the Building shall be deemed to contain approximately 314,017 RSF. Notwithstanding the foregoing, the increased RSF for the Existing Premises as set forth hereinabove shall be used for the calculation of the “Tenant Improvement Allowance” (as that term is defined in Section 2.1 of the Tenant Work Letter) applicable to the Existing Premises.
3.Modification of Premises.
3.1Expansion Premises. Effective as of the date (the “Expansion Commencement Date”) that is the later to occur of (a) May 1, 2027, and (b) the date of “Substantial Completion” of the “Tenant Improvements” (as those terms are defined in Sections 4.4 and 2.1, respectively, of the Tenant Work Letter) in the Expansion Premises, provided that in no event shall the Expansion Commencement Date be later than August 1, 2027, and continuing for a seven (7) year and eight (8) month term (the “Expansion Term”), which shall expire on the last day of the last full calendar month of the Expansion Term (the “Extended Expiration Date”) unless sooner terminated as provided in the Lease, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. (Notwithstanding any contrary provision of this Third Amendment, if the Expansion Commencement Date does not occur on the first (1st) day of a calendar month, then for purposes of determining the Extended Expiration Date and the first (1st) “Expansion Year”, as that term is defined in Section 4.2 below, the first (1st) month of the Expansion Term shall commence on the Expansion Commencement Date and end on the last day of the first (1st) full calendar month in the Expansion Term.) Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. The addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to 98,453 RSF in the aggregate. For all purposes of this Third Amendment, the Existing Premises and the Expansion Premises shall, effective as of the Expansion Commencement Date, collectively be referred to as the “Premises”. Landlord and Tenant hereby stipulate and agree that the rentable area of the Expansion Premises is as set forth in Recital B above. At any time during the Expansion Term, Landlord may deliver to Tenant a notice in substantially the form set forth in Exhibit C attached to the Original Lease, as a confirmation only of the information set forth therein, which, if accurate, Tenant shall execute and return to Landlord within five (5) days of receipt thereof. If Tenant fails to respond to such notice within such 5-day period, Landlord may send a written “reminder notice”. Tenant’s failure to respond to such reminder notice within three (3) business days following Tenant’s receipt thereof shall be deemed Tenant’s agreement that the information set forth in such notice is as specified therein. For the avoidance of any doubt, Tenant shall not be deemed to have failed to respond to, and shall not be bound by the information set forth in, a proposed confirmation of commencement for the Expansion Premises if Tenant shall timely notify Landlord, in writing, that Tenant disputes any or all of the information set forth therein.
3.2Beneficial Occupancy. Provided that the date of Substantial Completion of the Expansion Premises occurs prior to May 1, 2027, then during the period commencing on the date of Substantial Completion of the Expansion Premises and continuing through and including April 30, 2027, Tenant shall have the right to occupy the Expansion Premises for the installation of furniture, trade fixtures, and equipment, and for the conduct of Tenant’s business prior to the Expansion Commencement Date, provided that (i) Tenant shall give Landlord at least five (5) days’ prior notice of any such occupancy of the Expansion Premises, and (ii) all of the terms and conditions of the Lease shall apply, other than Tenant’s obligation to pay monthly installments of Base Rent for the Expansion Premises and Tenant’s Share of Direct Expenses attributable to the Expansion Premises, as though the Expansion Commencement Date for the Expansion Premises had occurred (although the Expansion Commencement Date for the

Expansion Premises shall not actually occur until the occurrence of the same pursuant to the terms of Section 3.1, above) upon such occupancy of the Expansion Premises by Tenant.
4.Extension of Lease Term. Landlord and Tenant acknowledge that Tenant’s lease of the Existing Premises is scheduled to expire on April 30, 2027 (the “Lease Expiration Date”) pursuant to the terms of the Lease. Notwithstanding anything to the contrary set forth in the Lease, the Lease Term is hereby extended and shall expire on the Extended Expiration Date, unless sooner terminated as provided in the Lease.
4.1Existing Premises. Notwithstanding anything to the contrary in the Lease, prior to the Expansion Commencement Date, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease, provided that if the Expansion Commencement Date occurs after April 30, 2027, then for the period commencing on May 1, 2027 and continuing through the date that immediately precedes the Expansion Commencement Date, Base Rent for the Existing Premises shall be payable at the rate of $233,505.75 per month.
4.2Total Premises (i.e., both the Existing Premises and the Expansion Premises). Commencing on the Expansion Commencement Date and continuing through and including the Extended Expiration Date, Tenant shall pay to Landlord monthly installments of Base Rent for the total Premises (i.e., both the Existing Premises and the Expansion Premises) in accordance with the terms of the Lease, and as set forth below. For purposes of this Third Amendment, the term “Expansion Year” shall mean each consecutive twelve (12) month period during the Expansion Term.

Period During Expansion Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent Rate per RSF*
Expansion Year 1**	$5,257,390.20	$438,115.85	$4.45
Expansion Year 2**	$5,415,111.96	$451,259.33	$4.58
Expansion Year 3	$5,577,565.32	$464,797.11	$4.72
Expansion Year 4	$5,744,892.24	$478,741.02	$4.86
Expansion Year 5	$5,917,239.00	$493,103.25	$5.01
Expansion Year 6	$6,094,756.20	$507,896.35	$5.16
Expansion Year 7	$6,277,598.88	$523,133.24	$5.31
Expansion Year 8 (through Extended Expiration Date)	$6,465,926.88	$538,827.24	$5.47
*    The amounts identified in the column entitled “Monthly Base Rent Rate per RSF” are rounded amounts provided for informational purposes only.

** Notwithstanding the foregoing Base Rent schedule or any contrary provision of the Lease, but subject to the terms of Section 4.3, below, (i) Tenant shall not be obligated to pay the monthly installment of Base Rent for the total Premises (i.e., the Existing Premises and the Expansion Premises) for the second (2nd) through ninth (9th) full calendar months of the Expansion Term, and (ii) with respect to the portion of the Premises located on the third (3rd) floor, Tenant shall not be obligated to pay Base Rent for an additional six (6) full calendar months (i.e., for the tenth (10th) through fifteenth (15th) full calendar months of the Expansion Term).
Concurrently with Tenant’s execution of this Third Amendment, Tenant shall pay to Landlord the monthly installment of Base Rent payable for the Expansion Premises for the first full calendar month of the Expansion Term.
4.3Abated Base Rent. Provided that Tenant is not then in default of the Lease, then during the period commencing on the first (1st) day of the second (2nd) full calendar month of the Expansion Term and continuing through and including the last day of the ninth (9th) full calendar month of the Expansion Term (the “Full Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the total Premises (i.e., the Existing Premises and the Expansion Premises) during such Full Base Rent Abatement Period (the “Full Base Rent Abatement”). In addition, with respect to the portion of the Premises located only on the third (3rd) floor, Tenant shall not be obligated to pay (the “Third Floor Base Rent Abatement”) Base Rent in the amount of $110,466.80 per month for the period commencing on the first (1st) day of the tenth (10th) full calendar month of the Expansion Term and continuing through and including the last day of the twelfth (12th) full calendar month of the Expansion Term, nor Base Rent in the amount of $113,780.80 per month for the period commencing on the first (1st) day of the thirteenth (13th) full calendar month of the Expansion Term and continuing through and including the last day of the fifteenth (15th) full calendar month of the Expansion Term. (The Third Floor Base Rent Abatement and the Full Base Rent Abatement are, collectively, the “Aggregate Base Rent Abatement”.) Landlord and Tenant acknowledge that the Aggregate Base Rent Abatement equals $4,177,669.60 (i.e., $672,742.80 for the Third Floor Base Rent Abatement and $3,504,926.80 for the Full Base Rent Abatement). Tenant acknowledges and agrees that the foregoing Aggregate Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Third Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Lease. If Tenant shall be in default under the Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord’s breach of the Lease, then the dollar amount of the unapplied portion of the Aggregate Base Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.
5.Tenant’s Share of Direct Expenses.
5.1Existing Premises. Tenant shall continue to be obligated to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease through the date immediately preceding the Expansion Commencement Date.
5.2Total Premises (i.e., both the Existing Premises and the Expansion Premises). Notwithstanding any contrary provision contained in the Lease, effective as of the Expansion Commencement Date, and continuing through and including the Extended Expiration Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the total Premises

(i.e., the Existing Premises and the Expansion Premises) which arise or accrue during such period in accordance with the terms of the Lease; provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the total Premises (i.e., the Existing Premises and the Expansion Premises), the following shall apply: (i) Tenant’s Share shall equal 31.35% of the Building, (ii) the Base Year shall be the calendar year 2027, (iii) Tenant shall have no obligation to pay Tenant’s Share of Direct Expenses attributable to the first twelve (12) months of the Expansion Term, (iv) the last paragraph of Section 4.2.4 of the Original Lease regarding the cap on Controllable Expenses shall continue to apply, provided that the Base Year for purposes of calculating the cap for subsequent years during the Expansion Term shall be the calendar year 2027, and (v) Tenant shall receive Proposition 13 protection with respect to the total Premises (i.e., the Existing Premises and the Expansion Premises) pursuant to Section 4.7 of the Original Lease, provided that (A) all references therein to the “Lease Term” shall be deemed to mean the “Expansion Term”, (B) all references therein to the “Base Year” shall mean calendar year 2027, which is the Base Year applicable to the Expansion Term, (C) all references therein to “Lease Year” shall be deemed to mean “Expansion Year”, and (D) with respect to the total Premises (i.e., the Existing Premises and the Expansion Premises), Section 4.7.2 of the Original Lease, as modified in Section 4.2 of the First Amendment, shall be inapplicable, and the following shall be substituted therefor:
“4.7.2    Protection. With respect to the total Premises (i.e., the Existing Premises and the Expansion Premises), during the Expansion Term (and specifically excluding any Option Term or any other renewal or extension of the Expansion Term or Lease Term), Tenant shall not be obligated to pay the applicable ‘Percentage of Protection’ as set forth below, of the Tax Increase.

Expansion Year	Percentage of Protection
1	100%
2	75%
3	50%
4	25%
5- Extended Expiration Date	0%
As an example only, in the event of a Reassessment on the first day of the 2nd Expansion Year Tenant would be responsible for 25% of the resulting Tax Increase in Expansion Year 2, 50% of the resulting Tax Increase in Expansion Year 3, 75% of the resulting Tax Increase in Expansion Year 4, and 100% of the resulting Tax Increase in Expansion Years 5 through the Extended Expiration Date.”
5.3Proposition 8. Effective as of the Expansion Commencement Date and continuing for the Expansion Term only (and not any renewal term or “Option Term”, as that term is defined in Section 8 below), Section 4.2.5.4 of the Original Lease shall be inapplicable, and the following shall be substituted therefor:

“Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year may be greater than those actually incurred by Landlord in the Base Year, but shall, nonetheless, be the Tax Expenses for the Base Year, provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction for the Base Year shall not be included in Tax Expenses or Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 for the Base Year shall not be deducted from Tax Expenses nor refunded to Tenant, but rather shall be the sole property of Landlord.
Further notwithstanding anything to the contrary set forth in this Lease, for purposes of this Lease, the amount of Tax Expenses for each Expense Year after the Base Year shall be calculated by taking into account any decreases in real estate taxes obtained in connection with Proposition 8, provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction for any Expense Year after the Base Year shall be included in Tax Expenses for purposes of this Lease (the “Prop 8 Expenses”), and (ii) tax refunds under Proposition 8 for any Expense Year after the Base Year shall be deducted from Tax Expenses, or Tenant’s Share thereof shall be credited to or refunded to Tenant, in accordance with the last paragraph of this Section 4.2.5.4.
Landlord and Tenant acknowledge that the foregoing provisions of this Section 4.2.5.4 are not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13.
Notwithstanding anything to the contrary set forth in this Lease, only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord’s consent shall constitute an event of default by Tenant under this Lease. Notwithstanding the foregoing, Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses. The amount of Tax Expenses for the Base Year attributable to the valuation of the Project inclusive of tenant improvements, shall be known as the ‘Base Taxes’. Notwithstanding the foregoing, in the event that the tax bills for the Base Year do not specify an enrolled non-Proposition 8 valuation for the Project, inclusive of tenant improvements, for the Base Year, then the Tax Expenses for the Base Year shall be deemed to equal the product of (i) the tax rate applicable to the Project for the Base Year, and (ii) the enrolled non-Proposition 8 valuation of the Project as specified in the tax bill for the most recent tax fiscal year prior to the Base Year which specifies the then current enrolled non-Proposition 8 valuation of the Project (the “Most Recent Relevant Tax Bill”), increased by the statutory two percent (2.0%) annual valuation increase for each tax fiscal year following the tax fiscal year to which the Most Recent Relevant Tax Bill applies, through and including the tax fiscal years to which the Base Year applies (as such statutory increase may have been modified by legislation applicable to any such tax fiscal years).
Further notwithstanding anything to the contrary set forth in this Lease, including, without limitation, Section 4.1 of this Lease, (i) in no event shall any decrease in Tax Expenses under Proposition 8 for any Expense Year after the Base Year entitle Tenant to any decrease in Base Rent, and (ii) in the event of any decrease in Tax Expenses under Proposition 8 for any Expense Year after the Base Year, Tenant shall be entitled to a credit against sums due under this Lease or a refund, as Landlord elects, for Tenant’s Share of the decrease (provided that the amount of such decrease shall be reduced by the Prop 8 Expenses incurred by Landlord in connection with obtaining such decrease), provided that (a) in no event shall any such credit or refund exceed the amount previously paid by Tenant as Tenant’s Share of Tax Expenses for the applicable Expense Year, and

(b) in no event shall Tenant receive any credit or refund for any portion of such net decrease in Tax Expenses for the applicable Expense Year which results in Tax Expenses for such Expense Year being equal to or below the Base Taxes.”
6.Condition of Premises; Possession Date. Tenant hereby acknowledges and agrees that, notwithstanding anything contained in the Lease and this Third Amendment to the contrary, (a) Tenant has been and is in occupancy of the Existing Premises pursuant to the Lease as of the Effective Date, and is aware of the condition of the Existing Premises as of the Effective Date, and (b) Tenant shall continue to occupy the Existing Premises in their currently existing, “as is” condition following the Effective Date. Except as otherwise provided in the Tenant Work Letter, Landlord shall tender possession of the Expansion Premises to Tenant in its then existing, “as-is” condition, and Landlord shall not be obligated to provide or pay for any work or services related to the improvement of the Expansion Premises. Landlord shall be deemed to have tendered possession of the third (3rd) and/or fourth (4th) floor(s) of the Expansion Premises to Tenant upon the date that Landlord provides Tenant with a key or access card to such portion of the Expansion Premises (the “Possession Date”), and no action by Tenant shall be required therefor. The Possession Date for the fourth (4th) floor portion of the Expansion Premises shall occur promptly following the parties’ mutual execution and delivery of this Third Amendment. Tenant acknowledges that the third (3rd) floor portion of the Expansion Premises is currently occupied by an existing tenant. Therefore, the Possession Date for the third (3rd) floor portion of the Expansion Premises shall occur promptly following the existing tenant thereof vacating and surrendering exclusive possession of such floor to Landlord; provided, however, in the event that the Possession Date for the third (3rd) floor portion of the Expansion Premises has not occurred on or before the date which is one hundred twenty (120) days following the Effective Date, as extended for any Force Majeure delay (the “Third Floor Outside Date”), then, as Tenant’s sole and exclusive remedy for such delay, Tenant shall be entitled to day for day Base Rent abatement (in addition to the Aggregate Base Rent Abatement granted in Section 4.3 above) applicable solely to the third (3rd) floor portion of the Expansion Premises for the number of days calculated by starting with the day immediately following the Third Floor Outside Date and continuing through and including the day immediately preceding the Possession Date for the third (3rd) floor portion of the Expansion Premises(the “Delay in Possession Base Rent Abatement”). The Delay in Possession Base Rent Abatement shall be applied commencing on the first (1st) day of the sixteenth (16th) full calendar month of the Expansion Term until such abatement amount is fully applied, and the daily abatement amount hereunder shall equal $3,631.78 per day of such delay. Neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises, the Expansion Premises, the Building, or the Project as of the Effective Date or with respect to the suitability of the same for the conduct of Tenant’s business.
7.Letter of Credit. Landlord is currently in possession of Tenant’s L-C in the amount of $500,000.00 (the “Existing L-C Amount”). Notwithstanding any contrary provision of the Lease, the Existing L-C Amount is hereby increased by $2,194,136.00 (the “Expansion L-C Amount”), so that the new L-C Amount under the Lease shall equal $2,694,136.00. Within thirty (30) days following the Effective Date, Tenant shall deliver to Landlord an amendment to the L-C which effectuates an increase in the amount of the L-C to the new L-C Amount (i.e., $2,694,136.00) and extends the expiration date of the L-C to May 30, 2035, and is otherwise in a form reasonably acceptable to Landlord. In the event that the Expansion Commencement Date is a date other than August 1, 2027, then Tenant shall, within thirty (30) days following the occurrence of the Expansion Commencement Date, deliver to Landlord a further amendment to the L-C which effectuates a change in the expiration date of the L-C to the date which is sixty (60) days following the Extended Expiration Date, and is otherwise in a form reasonably acceptable to Landlord. Further notwithstanding any contrary provision of the Lease, effective as of the Effective Date, the tables in Section 21.3.2 of the Original Lease and Section 7 of the First Amendment are hereby replaced with the following:

Date of Reduction	Amount of Reduction	Remaining L-C Amount
May 1, 2029	$1,077,654.00	$1,616,482.00
May 1, 2031	$538,827.00	$1,077,654.00
8.Option Terms. Effective as of the Expansion Commencement Date and notwithstanding any contrary provision of Section 2.2 of the Original Lease, Landlord hereby grants to the Original Tenant and its Permitted Assignees two (2) consecutive options to extend the Expansion Term for the entire Premises for a period of five (5) years each (each, an “Option Term”), and such option rights shall replace the one (1) option to extend previously granted to Tenant and its Permitted Assignees in Section 2.2.1 of the Original Lease. Except as expressly set forth herein, each the foregoing renewal rights shall be on the same terms and conditions as set forth in Section 2.2 of the Original Lease, provided that (A) all references therein to the “Lease Term” shall be deemed to mean the Expansion Term or the first (1st) Option Term, as applicable, (B) all references therein to the “Premises” shall be deemed to mean the entire then-existing Premises, (C) all references therein to “Lease Expiration Date” or to the “expiration of the initial Lease Term” shall be deemed to mean the date of expiration of the Expansion Term or the first (1st) Option Term, as applicable, (D) all references therein to the “Option Term” shall be deemed to mean the first (1st) Option Term or the second (2nd) Option Term, as applicable, (E) the third (3rd) sentence from the end of Section 2.2.2 of the Original Lease is hereby revised as follows: the phrase which starts with “, provided that” through the end of such sentence is hereby deleted, and (F) in the event that Tenant fails to timely exercise its right to extend the Expansion Term for the first (1st) Option Term, then Tenant’s right to further extend the Lease Term for the second (2nd) Option Term shall lapse and be of no further force or effect.
9.Right of First Offer.
The parties acknowledge and agree that although Tenant’s right of first offer to lease additional space under Section 6 of the First Amendment previously terminated pursuant to its terms, the parties hereby agree to reinstate Section 6 of the First Amendment, subject to the modifications hereinafter set forth. Notwithstanding any contrary provision of Section 6 of the First Amendment, Tenant’s right of first offer to lease additional space shall commence on the Expansion Commencement Date and shall apply to each full floor of the Building (excluding the third (3rd), fourth (4th), sixth (6th) and seventh (7th) floors, but including, without limitation, the second (2nd) and ninth (9th) floors), provided that with respect to the fifth (5th) floor of the Building, Tenant’s first offer right shall apply to any portions of such floor which become available (each such full floor or portion(s) of the fifth (5th) floor, “First Offer Space”). For the avoidance of doubt, Tenant’s right of first offer for the floors of the Building other than the fifth (5th) floor applies to the entire full floor and not to any portions of such floors. Except as expressly modified by this Section 9, such first offer right shall be subject to all of the terms and conditions set forth in Section 6 of the First Amendment, including, without limitation, the provisions regarding Superior Right Holders.
9.1             The following modifications are hereby made to Section 6 of the First Amendment:
(i)The right of first offer hereunder is granted to the Original Tenant and its Permitted Assignee, and shall not apply to any other assignee, sublessee, or transferee of the Original Tenant’s interest in the Lease.

(ii)In the event that any First Offer Space is currently vacant (e.g., the ninth (9th) floor), then notwithstanding any contrary provision of Section 6 of the First Amendment or this Section 9, Tenant’s first offer right shall not apply with respect to such First Offer Space until the expiration or earlier termination of the next lease(s) entered into by Landlord for such space(s), and the tenant(s) thereunder shall be deemed to be a Superior Right Holder, provided that the only superior right of such tenant shall be the right to renew the applicable lease, as set forth in the penultimate sentence of Section 6 of the First Amendment.
(iii)The phrase “the full floor(s) of space” in the third (3rd) sentence of Section 6.1 of the First Amendment is hereby replaced with the phrase “First Offer Space”.
(iv)The phrase “one (1) full floor of the Building” in the first (1st) sentence of Section 6.2 of the First Amendment is hereby replaced with the phrase “the First Offer Space”.
(v)The phrase “one (1) entire full floor of the Building” in the third (3rd) sentence of Section 6.2 of the First Amendment is hereby replaced with the phrase “the entire First Offer Space”.
(vi)The phrase “all or a portion of” is hereby added to the penultimate sentence of Section 6.2 of the First Amendment, between the words “third party for” and “such First Offer Space”.
(vii)The right of first offer hereunder is a one-time right with respect to each floor of the Building other than the fifth (5th) floor, and with respect to the multi-tenant spaces on the fifth (5th) floor, Tenant’s right of first offer shall be a one-time right with respect to each particular space. Therefore, once Landlord delivers a First Offer Notice to Tenant for any First Offer Space, and assuming that Tenant fails to timely exercise its first offer right thereto, then subject to Landlord’s obligation to re-offer such First Offer Space to Tenant in certain circumstances, as set forth in the last two (2) sentences of Section 6.2 of the First Amendment, Tenant shall no longer have a right of first offer for the First Offer Space as set forth in the applicable First Offer Notice, but subject to the last sentence of Section 6.5 of the First Amendment, Tenant shall continue to have a first offer right for the remaining portions of the Building (excluding the Premises) that have not been previously offered to, and declined by, Tenant hereunder.
10.Termination Right.
10.1Exercise of Termination Right. The Original Tenant is hereby granted a one-time right to terminate and cancel the Lease, effective as of the last day of the sixty-eighth

(68th) month of the Expansion Term (the “Termination Date”), provided that (i) not later than twelve (12) months prior to the Termination Date Landlord receives written notice from Tenant (the “Termination Notice”) that Tenant elects to terminate the Lease pursuant to the terms of this Section 10.1, and (ii) not later than thirty (30) days following Tenant’s delivery of the Termination Notice to Landlord, Tenant pays the “Termination Fee,” as that term is defined hereinbelow, to Landlord, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, as consideration for such early termination. Upon Tenant’s delivery of the Termination Notice to Landlord, all of Tenant’s rights under Sections 8 and 9 above shall automatically terminate and be of no further force and effect regardless of whether the Lease thereafter shall be terminated in accordance with the terms of this Section 10.1. As used in this Section 10, the “Termination Fee” shall be an amount equal to (a) the unamortized portion (as of the Termination Date) of the Tenant Improvement Allowance and the Aggregate Base Rent Abatement, and all real estate commissions paid by Landlord in connection with this Third Amendment, amortized on a straight-line basis over the Expansion Term at an annual interest rate of eight percent (8%), plus (b) an amount equal to three (3) months of Rent (i.e., Base Rent and Tenant’s Share of Direct Expenses) at the rates which would have otherwise been payable by Tenant for the three (3) month period immediately following the Termination Date.
10.2Termination of Lease. Provided that Tenant timely elects to terminate the Lease and timely pays the Termination Fee to Landlord in accordance with Section 10.1, above, then the Lease shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease as of the Termination Date, except with respect to those obligations set forth in the Lease which specifically survive the expiration or earlier termination of the Lease (including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease for the period on and prior to the Termination Date). The termination right set forth in this Section 10 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not by any assignee, sublessee or other transferee of Tenant’s interest in the Lease) if the Original Tenant occupies the entire Premises.
10.3No Tenant Default. Notwithstanding anything to the contrary set forth in this Section 10, Tenant shall have no right to exercise the termination right set forth in this Section 10 if Tenant is in default under the Lease as of the date of Tenant’s delivery to Landlord of the Termination Notice or, at Landlord’s option, at any time prior to the Termination Date. If Tenant is in default under the Lease following Tenant’s delivery to Landlord of the Termination Notice but prior to the Termination Date, then, at Landlord’s option, Tenant’s exercise of its termination right hereunder shall be null and void and of no further force or effect.
11.Parking.
11.1Expansion Premises Parking Passes. Commencing as of the Expansion Commencement Date, and in addition to Tenant’s right to use the parking passes previously allotted to Tenant with respect to the Existing Premises under the Original Lease and the First Amendment (collectively, the “Existing Premises Passes”), Tenant shall have the right to use up to three (3) unreserved parking passes per one thousand (1,000) rentable square feet of the Expansion Premises (i.e., 148 unreserved parking passes in the aggregate) and up to five (5) reserved parking passes in the locations designated by Landlord (collectively, the “Expansion Passes”), all at the prevailing rates charged from time to time at the location of such parking passes. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the Parking Structure by Tenant. Effective as of the Expansion Commencement Date, the fifth (5th) sentence of Article 28 of the Original Lease shall be deleted, and the following shall be substituted in its place: “Notwithstanding any contrary provision of the Lease, following the

Expansion Commencement Date, the parking rates payable by Tenant for unreserved and reserved parking passes allotted as part of the Existing Premises Passes and the Expansion Passes shall not increase by more than Five Percent (5%) per year on a cumulative and compounded basis. Tenant shall have the right from time to time to elect to increase, subject to availability (as determined by Landlord in its sole discretion), or to decrease the amount of Expansion Passes rented by Tenant, upon at least thirty (30) days prior written notice to Landlord, provided that in no event shall Tenant be entitled to rent more than 148 unreserved parking passes nor more than 5 reserved parking passes as Expansion Passes. Such additional parking passes shall otherwise be subject to the terms of Article 28 of the Original Lease.
11.2Abated Parking Charges. Provided that Tenant is not then in default of the Lease, then during the period commencing on the Expansion Commencement Date and continuing through and including the date immediately preceding the first (1st) anniversary of the Expansion Commencement Date (the “Parking Charge Abatement Period”), Tenant shall not be obligated to pay any monthly parking charges and applicable taxes for the lesser of (i) the number of unreserved parking passes then being utilized by Tenant, or (ii) one hundred (100) unreserved parking passes (the “Parking Charge Abatement”). Tenant acknowledges and agrees that the foregoing Parking Charge Abatement has been granted to Tenant as additional consideration for entering into this Third Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under this Lease. If Tenant shall be in default under Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if the Lease is terminated for any reason other than Landlord’s breach of the Lease, then the dollar amount of the unapplied portion of the Parking Charge Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to Tenant’s parking charges applicable at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying parking charges for the entire Premises in full.
12.Additional Lease Modifications.
12.1Signage Fees. Effective as of the Expansion Commencement Date, notwithstanding any contrary provision of Section 9 of the First Amendment and Section 2 of the Second Amendment, the monthly Signage Fee under Section 9 of the First Amendment and the monthly Signage Fee for South Facing Sign under Section 2 of the Second Amendment shall be waived, provided that (i) the Original Tenant (and not any assignee, sublessee, or other transferee of Tenant’s interest in the Lease) continuously occupies the entirety of the Existing Premises and the Expansion Premises, and (ii) Tenant is not in default under the Lease. In the event that the foregoing signage fees are no longer waived hereunder as a result of Tenant no longer satisfying both of the foregoing conditions to such waiver, then Tenant shall be required to commence paying the signage fees to Landlord as otherwise set forth in Section 9 of the First Amendment and Section 2 of the Second Amendment, effective immediately.
12.2Landlord’s Options as to Subject Space. Section 14.4 of the Original Lease is hereby deleted and of no further force or effect.
12.3Building Access Control.
12.3.1Tenant’s Security System. Subject to the terms of the Lease (including the Tenant Work Letter and/or Article 8 of the Original Lease, as the case may be), Tenant may, at its own expense, install its own security system (the “Tenant’s Security System”) in the Premises, conditioned upon Tenant providing Landlord with the ability to disarm Tenant’s Security System or otherwise access the Premises when Tenant’s Security System is operational, without the need for a Tenant escort.  Tenant may coordinate Tenant’s Security System to provide that the Building’s system and Tenant’s Security System will operate on the same type of key card, so that Tenant’s employees are able to use a single card for both systems, but shall not otherwise integrate Tenant’s Security System with the Building systems without Landlord’s prior written consent.  Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the installation, monitoring, maintenance, repair, operation and, prior to the expiration or earlier termination of the Lease, removal of Tenant’s Security System (and the performance of all work to repair any resulting damage and restore the affected areas to their condition existing prior to Tenant’s installation of Tenant’s Security System).
12.3.2Turnstile Installation. Subject to the parties’ mutual approval of the “Security Enhancements” (as that term is defined hereinbelow) as set forth below, Landlord shall install a turnstile (or a similar turnstile-like access control equipment reasonably acceptable to Tenant) for the ground floor elevator lobby of the Building (the “Security Enhancements”). All aspects relating to the Security Enhancements, including, without limitation, the equipment therefor, the design and configuration thereof, the extent and nature of any upgrades or modifications required to the Building’s access card system to accommodate and integrate the Security Enhancements, the extent and nature of additional Building improvements required for the Security Enhancements to be properly operated and maintained, and the extent and nature of future maintenance, repair and replacement work which is reasonably anticipated to be necessary to maintain the Security Enhancements in first-class condition, and the costs of the foregoing shall be reasonably determined and approved by Landlord and reasonably agreed to by Tenant. The requirements in this Section 12.3.2 above, to the extent applicable to Landlord, are hereinafter referred to collectively as the “Landlord’s Turnstile Requirements”.
Tenant shall be responsible for all costs relating to the Security Enhancements, including, without limitation, the costs to purchase, design, construct, and install the Security Enhancements, the costs of any upgrades or modifications required to the Building’s access card system which are reasonably required to accommodate and integrate the Security Enhancements, and the costs of any Building improvements which are reasonably required for the Security Enhancements to be properly operated and maintained. Notwithstanding the foregoing, following installation and completion of the Security Enhancements and all work related thereto, and Landlord’s reasonable approval of all such work (which shall not be unreasonably conditioned, withheld or delayed), Landlord shall be responsible (at Landlord’s cost) for the ongoing operation, maintenance, repair, and replacement of the Security Enhancements for the remainder of the Expansion Term, as the same may be extended. Landlord shall use commercially reasonable efforts to satisfy Landlord’s Turnstile Requirements in a commercially reasonable timeframe following the Effective Date.
12.4Subordination, Non-Disturbance and Attornment Agreement. Due to the amendment of the Lease by this Third Amendment, Landlord shall use commercially reasonable efforts to cause its existing lender, at Tenant’s sole cost, to provide Tenant with a subordination, non-disturbance and attornment agreement, or an amendment to Tenant’s existing subordination, non-disturbance and attornment agreement, if any, with such existing lender, in favor of Tenant, on such lender's standard form, within ninety (90) days after the full execution and delivery of this Third Amendment.
12.5Interconnecting Stairwells. Section 2.1 of the Tenant Work Letter attached hereto, and Section 2.1 of the Tenant Work Letter attached to the First Amendment as Exhibit B set forth Tenant’s obligations relating to the removal of the interconnecting stairwells at the end of the Lease Term.
12.6Dog Policy. Effective as of the Effective Date, that certain letter agreement dated as of March 9, 2023 between Landlord and Tenant regarding Tenant’s Dogs (the “Dog Letter Agreement”) is hereby amended as follows: (a) the limitation of “up to a total of eight (8)” dogs in the Premises at any given time is hereby revised to “up to a total of thirty

(30)” and (b) of “no more than seventy-five (75) pounds each” is hereby revised to “no more than seventy-five (75) pounds each, provided that up to five (5) dogs may be up to one hundred (100) pounds each”. All other terms and conditions of the Dog Letter Agreement shall remain in full force and effect.
13.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Third Amendment other than CBRE, Inc., representing Landlord, and Cresa, representing Tenant (collectively, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment other than the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than the Brokers occurring by, through, or under the indemnifying party. The terms of this Section 13 shall survive the expiration or earlier termination of the Lease Term, as hereby amended.
14.CASp. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Premises have not undergone inspection by a Certified Access Specialists (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Expansion Premises to correct violations of construction-related accessibility standards relating to the Tenant Improvements or any Alterations; and (c) if Tenant in fact requests such CASp inspection and the results of such CASp inspection shall require any improvements or repairs to the Building or Project (outside the Expansion Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.
15.Counterparts. This Third Amendment may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single Third Amendment.
16.Signatures. The parties hereto consent and agree that this Third Amendment may be signed and/or transmitted by e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Third Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Third Amendment electronically, and (2) the electronic signatures appearing on this Third Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.
17.No Further Modification. Except as specifically set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Third Amendment, the terms and conditions of this Third Amendment shall prevail.
17.1[signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Third Amendment to be executed the day and date first above written.

“LANDLORD”:
177 COLORADO OWNER LLC,
a Delaware limited liability company
By:/s/ Joseph A. Goldman
 Name: Joseph A. Goldman
Its: Vice President

“TENANT”:

ARROWHEAD PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/Dan Apel
Name: Dan Apel
Its: CFO